UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2011, Hyatt Corporation (“Hyatt”), a subsidiary of Hyatt Hotels Corporation, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with LodgeWorks, L.P. and its private equity partners (collectively, “LodgeWorks”) pursuant to which Hyatt agreed to acquire twenty-four (24) hotels and certain additional assets (the “Purchased Assets”) from LodgeWorks for approximately $802 million in cash, all pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.

The Purchased Assets include 24 hotels located throughout the United States operating under the Hotel Sierra®, Avia®, Hyatt Place® and Hyatt Summerfield Suites® brand names. The Purchased Assets also include certain additional assets, including LodgeWorks’ rights under certain hotel management and license agreements, personal property located at LodgeWorks headquarters in Wichita, Kansas, and certain additional assets related to the operation of the purchased hotels, including all rights to the service marks Avia and Hotel Sierra.

The Purchase Agreement provides that the purchase of all Purchased Assets other than four hotels will close between August 31 and October 31, 2011, with the purchase of the remaining four hotels to occur individually during the fourth quarter of 2011 and first quarter of 2012 (other than a hotel currently under construction, which will close upon completion). The consummation of the transactions contemplated by the Purchase Agreement are subject to the satisfaction of certain customary closing conditions. In addition, Hyatt may terminate the Purchase Agreement in its sole discretion at any time within 75 days of the execution of the Purchase Agreement (the “Inspection Period”). As a result, there can be no assurance that any of the transactions contemplated by the Purchase Agreement will close, or if they do, when such closings will occur.

Within ten days following the execution of the Purchase Agreement, Hyatt is obligated to pay into escrow a $10 million deposit which, subject to certain exceptions set forth in the Purchase Agreement, will become nonrefundable following the expiration of the Inspection Period (in the event Hyatt terminates the Purchase Agreement prior to the expiration of the Inspection Period, the deposit will be returned in full).

The parties have made customary representations and warranties to each other in the Purchase Agreement. In addition, subject to the limitations and conditions set forth in the Purchase Agreement, the parties have agreed to indemnify the other against specified losses. Any claims for indemnification against LodgeWorks will be funded solely from a portion of the purchase price to be held in escrow following the closings. This holdback amount will equal three percent (3%) of the purchase price, subject to certain reductions, conditions and limitations set forth in the Purchase Agreement. Subject to certain exceptions, Hyatt’s indemnification obligations are subject to a maximum of $5 million.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Purchase Agreement has been included as an exhibit to this filing to provide investors and security holders with information regarding its terms and is not intended to provide any other factual information about Hyatt or Hyatt Hotels Corporation. The representations and warranties in the Purchase Agreement were made only for the purposes of the Purchase Agreement, as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Purchase Agreement are not necessarily characterizations of the actual state of facts concerning Hyatt, LodgeWorks or the Purchased Assets at the time they were made or otherwise and should only be read in conjunction with the other information that Hyatt Hotels Corporation makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

Item 7.01	Regulation F-D Disclosure.

On July 14, 2011, Hyatt Hotels Corporation issued a press release announcing that Hyatt had entered into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information furnished under Item 7.01 in this Form 8-K, including the information contained in Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by Hyatt Hotels Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Asset Purchase Agreement, dated as of July 13, 2011, among LodgeWorks, L.P., Sierra Suites Franchise, L.P., the other seller parties thereto, and Hyatt Corporation

99.1	Hyatt Hotels Corporation Press Release, dated July 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hyatt Hotels Corporation

Date: July 14, 2011	By:	/s/ Harmit J. Singh
Harmit J. Singh
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Asset Purchase Agreement, dated as of July 13, 2011, among LodgeWorks, L.P., Sierra Suites Franchise, L.P., the other seller parties thereto, and Hyatt Corporation

99.1	Hyatt Hotels Corporation Press Release, dated July 14, 2011